                                                                     Exhibit 2.1



                AGREEMENT FOR SALE OF PRINCETOWN HOLDINGS LIMITED
          ( incorporated under the laws of the British Virgin Islands )
                 by Bonrad Limited to Reynard Motorsport Limited


Date       October 1998


INDEX TO CLAUSES
1        Interpretation
2        Agreement for sale
3        Purchase consideration
4        Conditions and rescission
5        Completion
6        Warranties by the Vendor
7        Deferred consideration
8        General
9        Governing Law

Schedule 1     Financial agreements
Schedule 2     Details of group companies
Schedule 3     Warranties
Schedule 4     Deed of indemnity
Schedule 5     Short particulars of the properties; Lease
Schedule 6     Vendor protection
Schedule 7     Stock take documents as at 31 August 1998
Schedule 8     Service Agreement

                              SHARE SALE AGREEMENT

Date:          October 1998
Parties:

1 'The Vendor': BONRAD LIMITED (registered no 280483) whose registered office is at Akara Building, 24 De Castro Street, Wickhams Cay 1, PO Box 3136, Road Town, Tortola, British Virgin Islands

2 'The Purchaser': REYNARD MOTORSPORT LIMITED (registered no 2843803) whose registered office is at Reynard Centre Telford Road Bicester Oxon OX6 0UY United Kingdom

Operative provisions:

1        INTERPRETATION

1.1 In this agreement the following words and expressions have the following meanings:

         '1998 ACCOUNTS' the audited balance sheet, as at 31 August 1998, and audited profit and loss account for the year ended on 31 August 1998 of the Operating Company.

         'CA' Companies Act 1985

         'COMPANIES ACTS' CA, the former Companies Acts (within the meaning of CA s 735(1)) and the Companies Act 1989

         'COMPANY' Princetown Holdings Limited

         'COMPLETION' completion of the purchase of the Share in accordance with clause 5

         'DEED OF INDEMNITY' a deed in the form set out in Schedule 4

         'DEFERRED CONSIDERATION' the sum of  400,000 pounds

         'DISCLOSURE LETTER' the disclosure letter, of the same date as this agreement, from the Vendor to the Purchaser

         'FA' Finance Act

         'GROUP COMPANIES' the Company and its Subsidiaries for the time being

         'ICTA' Income and Corporation Taxes Act 1988

         'INTELLECTUAL PROPERTY RIGHTS' patents, patent applications, know-how, trade marks, trade mark applications, trade names, registered designs, copyright or other similar intellectual or commercial right which are required for the Company to carry on its business

         'LAST ACCOUNTS' the audited balance sheet, as at the Last Accounts Date, and audited profit and loss account for the year ended on the Last Accounts Date of the Operating Company

         'LAST ACCOUNTS DATE' 31 August 1997 (being the date to which the Last Accounts have been prepared)

         'LEASE' the lease substantially in the form set out in Schedule 5 (but in no event less beneficial to the tenant than that form or more onerous in any material respect to the landlord than that form)

         'OPERATING COMPANY' Gemini Transmissions Limited

         'PROPERTIES' the properties of the Group Companies shortly described in
         Schedule 5

         'RELEVANT COMPUTER HARDWARE' all computers and associated hardware and peripherals (and software required for them to function) which are required for the Operating Company's material plants, machinery and financial systems to operate

         'SERVICE AGREEMENT' the service agreement substantially in the form set out in Schedule 8 and in no event less beneficial to the Executive (as defined in the Service Agreement) or more onerous in any material respect to the Executive than that form and subject thereto complying in all respects with the terms applicable to the majority of the officers of the employing company during the term of the Service Agreement

         'SHARE' one issued Ordinary Share of US$1 of the Company

         'STOCK' the meaning set out in clause 8.1.2 of Schedule 3

         'SUBSIDIARY' a subsidiary as defined in CA s 736

         'TAXATION' all forms of taxation, duties, imposts and levies whatsoever, and wherever or whenever imposed, together with interest thereon and penalties

         'VENDORS SOLICITORS' Eversheds of Holland Court, The Close, Norwich NR1 4DX

         'WARRANTIES' the warranties and representations by the Vendor in clause 6 and Schedule 3

         'UK' the United Kingdom of Great Britain and Northern Ireland

1.2 All references in this agreement to a statutory provision are to a UK statutory provision unless expressed otherwise and shall be construed as including references to:

         1.2.1 any statutory modification, consolidation or re-enactment (whether before or after the date of this agreement) for the time being in force;

         1.2.2 all statutory instruments or orders made pursuant to a statutory provision; and



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


         1.2.3 any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.

1.3 Any reference in this agreement to the 'Vendor' includes his personal representatives.

1.4 A reference in this agreement to FRS shall be a reference to a financial reporting standard issued or adopted by The Accounting Standards Board Limited of the UK.

1.5 Clause headings in this agreement are for ease of reference only and do not affect the construction of any provision.

1.6 Except where the context otherwise requires, words denoting the singular shall include the plural and vice versa.

1.7 Any reference to a document being in the agreed terms shall be to such document in the form initialled by or on behalf of the parties.


2        AGREEMENT FOR SALE

2.1 Subject to the terms and conditions of this agreement the Vendor shall sell as with full title guarantee and the Purchaser shall purchase the Share, with all rights attaching to it and with effect from the date of this agreement free from all liens charges and encumbrances.

3        PURCHASE CONSIDERATION

3.1 The purchase consideration for the Share shall be calculated as follows:-


Consideration =  (pound) 8,653,000 - A - B

Where:

A is the aggregate net amount due to be paid by the Operating Company to relevant parties under the agreements identified in Schedule 1 on the date of completion in accordance with clause 5.

B is the aggregate net amount payable by the Company or the Operating Company pursuant to clause 5.6.2 (a) (b) and (c).

4        CONDITIONS AND RESCISSION

4.1 The purchase of the Share is conditional upon the Purchaser or its ultimate holding company or a connected party of either of them offering some of its shares to the public on the New York Stock Exchange or other securities exchange. If this condition is not fulfilled by 28 February 1999, this agreement shall cease to have effect and each party shall have no claim under it against the other, save in respect of any prior breach and under the provisions of clause 8.

4.2 The Purchaser shall use its best endeavours to ensure that this agreement becomes unconditional by the date specified in clause 4.1.

4.3 The Purchaser shall be entitled to rescind this agreement by notice in writing to the Vendor or the Vendor's Solicitors if prior to Completion:-


         4.3.1 any of the Warranties is not or was not true and accurate in all material respects on the date is was given or

         4.3.2 any act or event occurs which, ( being within the reasonable control of the Vendor but not capable of remedy ) had it occurred on or before the date of this agreement, would have constituted a material breach of any of the Warranties or

         4.3.3 there is any material breach or nonfulfilment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion

Provided that for the purpose of this clause 4, a matter shall not be material unless the Purchaser would be entitled to compensation for breach of contract in relation to such matter of at least (pound) 70,000.

5        COMPLETION

5.1 Completion of the purchase of the Share shall take place at the Purchaser's offices on or before 28 February 1999, provided there has not been a rescission and provided the condition in clause 4 has by then been satisfied. At Completion, all but not some of the transactions specified in the following sub-clauses shall take place, unless the Purchaser in its absolute discretion waives any requirement contained in sub-clauses 5.2 to 5.5.

5.2      The Vendor shall deliver to the Purchaser:

         5.2.1 duly completed and signed transfer in favour of the Purchaser or as it may direct of the Share constituted in registered form;

         5.2.2    The relevant share certificate;

         5.2.3 the Deed of Indemnity duly executed by the Vendor and the Purchaser;

         5.2.4 the resignations of the directors and the secretary from their respective offices in each Group Company, with a written acknowledgement from each of them executed as a deed in such form as the Purchaser reasonably requires that, save as contemplated by this agreement, he has no claim against any Group Company on any grounds whatsoever;

         5.2.5 the resignation of the existing auditors of each Group Company confirming that they have no outstanding claims of any kind and containing a statement under CA s 394(1) that there are no such circumstances as are mentioned in that section.

5.3      There shall be delivered to the Purchaser:

         5.3.1 the seal (if any) and certificate of incorporation of each Group Company;

         5.3.2 the statutory books of each Group Company, complete and up-to-date;

         5.3.3    the duly executed Leases relating to each of the Properties;

         5.3.4 the appropriate forms to amend the mandates given by each Group Company to its bankers;

         5.3.5 bank statements or other information acceptable to the Purchaser showing the financial situation of the Company and the Operating Company with their respective bankers at close of business on the day before Completion or at the latest possible date before Completion accompanied in such latter case by reconciliation statements made up to close of business on the day before Completion;

         5.3.6 (or make available to the Purchaser) all other documents, books, records, securities and memoranda relating to all Group Companies and their respective businesses.

5.4 The Vendor shall repay any monies then owing by him to any Group Company, whether due for payment or not and shall procure delivery of the Service Agreement, duly executed by Mr Andre Verwey.

5.5      Board Meetings of each Group Company shall be held at which:-

         5.5.1 such persons as the Purchaser may nominate shall be appointed additional directors;

         5.5.2 the transfers referred to in clause 5.2.1 shall be approved (subject to stamping); and

         5.5.3 the resignations referred to in clauses 5.2.4 and 5.2.5 shall be submitted and accepted.

5.6 Upon completion of the matters referred to in clauses 5.2 to 5.5 the Purchaser shall:-

         5.6.1 cause the consideration less the Deferred Consideration to be paid by banker's draft made payable to the Vendor or as the Vendor directs or, at the Vendor's option, electronic funds transfer to such account nominated by the Vendor. The Vendor may elect for the consideration to be paid in United States' Dollars instead of Sterling. In the event of such election, the consideration shall be paid in US Dollars converted from Sterling at the rate of 1.6924 US Dollars for each pound sterling.


5.6.2 procure (a) the repayment by the Operating Company of the balances shown in its books at completion as due to each of the landlord of the properties, Andre Verwey, Jan Langdon and Complete Projects (b) any payment specified by the Operating Company to its staff as ex gratia payments to them for loss of office and (c) the payment by the Company of all its outstanding debts and other liabilities.

         5.6.3    deliver the Service Agreement duly executed by the Purchaser

6        WARRANTIES, UNDERTAKINGS AND INDEMNITIES BY THE VENDOR

6.1      The Vendor warrants to the Purchaser that:

         6.1.1 the Vendor has and will have full power and authority to enter into and perform this agreement and the Deed of Indemnity which constitute or when executed will constitute binding obligations on him in accordance with their respective terms;

         6.1.2 the Share will at Completion constitute the whole of the issued and allotted share capital of the Company;

         6.1.3 there is and at Completion will be no pledge, lien or other encumbrance on, over or affecting the Share and there is and at Completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

         6.1.4 the Vendor will be entitled to transfer the full legal and beneficial ownership of the Share to the Purchaser on the terms of this agreement without the consent of any third party;

         6.1.5    the Operating Company is the only Subsidiary of the Company;

         6.1.6 the information in Schedule 2 relating to the Group Companies is true and accurate in all respects;

         6.1.7 the Company is the sole beneficial owner of the shares in the Operating Company free from any encumbrance;

         6.1.8 save as fairly set out in the Disclosure Letter, the Warranties in Schedule 3 are true and accurate in all respects and will continue to be so up to and including Completion, provided that the Vendor shall not have any liability in respect of any matter occurring after signing (1) which is not within his reasonable ability or that of the directors of any Group Company to control or (2) in respect of which the Purchaser has given its written consent (which shall not be unreasonably withheld or delayed) or (3) which does not constitute a material breach of warranty;

6.2 The Vendor undertakes that any Warranty which refers to the knowledge, information or belief of the Vendor, shall be deemed to include an additional statement that it has been made after due and careful enquiry by him and deemed also to include the knowledge, information or belief of each director or former director of the Operating Company.

6.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause of this agreement shall govern or limit the extent or application of any other clause.

6.4 The Vendor shall promptly disclose in writing to the Purchaser any event or circumstance which arises or becomes known to him prior to Completion and is materially inconsistent with any of the Warranties or the contents of the Disclosure Letter and which the Vendor knew (or ought reasonably to have known) would have been material to be known by the Purchaser.

6.5 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by it or on its behalf into the affairs of any Group Company (save as provided by clause 6 of Schedule 6), by its rescinding or failing to rescind this agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

6.6 None of the information supplied by any Group Company or its professional advisers to the Vendor or his agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of any Group Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Group Company to the Vendor, and the Vendor waives any claims against the Group Company which he might otherwise have in respect of it.

6.7 The Vendor hereby undertakes with and covenants to the Purchaser and the Company that save as otherwise expressly provided in this Agreement (including for the avoidance of doubt any payments pursuant to the matters set out in clause 5.6.2) or otherwise with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed in relation to Clause 6.7.3) he will procure that pending Completion:-

         6.7.1 the Company and Operating Company will carry on their respective businesses in the ordinary course so as to maintain the same as a going concern and will not cause or permit the Company or the Operating Company to cease to trade;

         6.7.2 neither the Company nor the Operating Company will dispose of any assets except in the ordinary course of carrying on its business;

         6.7.3 otherwise than in the ordinary course of carrying on its business, neither the Company nor the Operating Company will assume or incur any material liabilities whether actual or contingent and in particular will not incur any capital commitment of a value in excess of (pound) 5,000;

         6.7.4 neither the Company nor the Operating Company will declare make or pay any dividend or other distribution to any of its members;

         6.7.5 neither the Company nor the Operating Company will acquire any asset for a consideration in excess of its market value at the date of such acquisition or enter into any unusual, long term or onerous contract of a value in excess of (pound) 5000.

         6.7.5 neither the Company nor the Operating Company will make any increase in remuneration salary or wage levels or grant any additional benefit of any description to any employee, director or consultant of the Company, or of the Operating Company or make or agree to make any compensation payment to any of them; and

         6.7.7 no change shall be made to the Memorandum or Articles of Association or the share capital or board of directors of the Company or the Operating Company

6.8 The Vendor shall procure that until Completion the Purchaser, its agents, representatives and professional advisers are given promptly on request whatever facilities and information regarding the business, assets, liabilities, contracts and affairs of each Group Company, and of the documents of title and other evidence of ownership of its assets, that the Purchaser may reasonably require.

6.9 Notwithstanding any other provisions of this Agreement the liability of the Vendor hereunder shall be limited in accordance with the provisions of Schedule 6 to this Agreement.

6.10    The Vendor undertakes to procure that, prior to Completion:-

         6.10.1 The audited balance sheet and audited profit and loss account of the Operating Company as at 31 August 1998 shall have been prepared by the Operating Company's auditors so as to comply with the stipulations set out in paragraph 2.2 of Schedule 3 as if they were the Last Accounts (and as if the reference to the Last Accounts Date was to 31 August 1998) and

         6.10.2 The Company shall have re-organised its share capital, to the Purchaser's reasonable satisfaction, so that the issued share capital of the Company shall consist entirely of 1 ordinary fully paid share of 1 US$.

7        DEFERRED CONSIDERATION


7.1 The Deferred Consideration shall be paid by the Purchaser to the Vendor or his order on 31st December 2001. Payment of the Deferred Consideration shall be subject to a right of set-off and deduction ("the Deduction") by the Purchaser in respect of any claim for breach of the Warranties, or any other provision of this Agreement or under the Tax Deed ("the Claim") (but otherwise shall be paid free from any set off or counterclaim) PROVIDED THAT no Deduction shall be made if the Vendor has otherwise discharged or satisfied the amount due in respect of the Claim and FURTHER PROVIDED that no deduction shall be made unless:-

         7.1.1 the Vendor (or the Vendor's Solicitors) shall have agreed to the Deduction; or

         7.1.2 a court of competent jurisdiction shall have finally decided that the Vendor is liable in respect of the Claim.

8        GENERAL

8.1 No announcement shall be made in respect of the subject matter of this agreement unless specifically agreed between the parties or it is an announcement required by law or a stock exchange issued after prior consultation with the Vendor.

8.2 If this agreement ceases to have effect the Purchaser will release and return to each Group Company all documents concerning it provided to the Purchaser or its advisers in connection with this agreement and will not use or make available to any other person any information which it or its advisers have been given in respect of any Group Company and which is not in the public domain.

8.3 If the Share or the shares or the business of the Operating Company shall at any time be sold or transferred to a company which is a subsidiary of the Purchaser or of the Purchaser's ultimate holding company, then and only then, the benefit of each of the Warranties may be assigned to the purchaser or transferee who shall accordingly (for so long as the Purchaser or Transferee remains a subsidiary of the Purchaser or of the Purchaser's ultimate holding company) be entitled to enforce each of the Warranties against the Vendor as if he were named in this agreement as the Purchaser.

8.4 This agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, except as expressly provided, none of the rights of the parties under this agreement or the Warranties may be assigned or transferred.

8.5 Subject to clause 8.6 all expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne solely by the party who incurred the liability and no Group Company shall have any liability in respect of them.

8.6 If the condition in Clause 4.1 is not satisfied, then within 30 days, unless the Vendor and Purchaser shall have concluded another agreement providing for the purchase of the Share by then, the Purchaser shall pay on demand in clear funds a sum equal to (pound) 58,750 plus the cost of the 1998 audit less the cost of the 1997 audit to the Vendor (care of his solicitors) and undertakes to the Company as trustee for the Operating Company to indemnify the Operating Company on demand in clear funds for any additional Taxation of loss of relief in relation to Taxation assessed on the Operating Company for the UK fiscal year 1998/9 which may be incurred by the Operating

         Company by reason of the valuation of the stock and work in progress in the accounts of the Operating Company for the year ending 31 August 1998 being based (at the request of the Purchaser) upon accounting policies different to those followed in previous years.

8.7 Time shall be of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by agreement in writing between or on behalf of the Vendors and the Purchaser.

8.8 Any notice required to be given by any of the parties under this agreement may be sent by fax or by post to the address of the addressee as set out in this agreement or to such other address as the addressee may have notified for the purpose of this clause Provided that any notice sent to the Vendor shall at the same time be sent to the Vendor's Solicitors marked (CHC/AMP/78705-2) unless notified in writing to the contrary. Communications sent by fax shall be deemed to have been received at time of transmission and those by post shall be deemed to have been received forty-eight hours after posting. In proving service by post it shall be necessary to prove only that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

8.9 This Agreement sets forth the entire agreement between the parties with respect to the subject matter covered by it and supersedes and replaces all prior communications, drafts representations, warranties, stipulations, undertakings and agreements of whatsoever nature, whether oral or written, between the parties relating thereto.

8.10 Neither party enters into this Agreement in reliance on any warranty, undertaking, stipulation or agreement other than those contained in this Agreement.

8.11 The parties hereto shall and shall use their respective reasonable endeavours to procure that any necessary third parties shall do execute and perform all such further deeds documents assurances acts and things as the other party hereto may reasonably require by notice in writing to the other (and at the cost of the requesting party) to carry the provisions of this Agreement into full force and effect.

8.12 Following Completion, the Purchaser undertakes to the Vendor (for himself and as trustee for the relevant guarantor) to use all reasonable endeavours to obtain the release of the relevant guarantor from all liabilities in connection with each guarantee identified in the Disclosure Letter and, pending such release, to indemnify them against all liabilities pursuant to such guarantees including after Completion.

8.13 If either party becomes liable to pay the other any sum pursuant to this agreement, whether a liquidated sum or by way of damages or otherwise, the paying party will be liable to pay interest on such sum from the due date for payment at the annual rate of 2 1/2% above the base lending rate from time to time of Nat West Bank accruing on a daily basis until payment is made whether before or after any judgement.

9        GOVERNING LAW AND JURISDICTION

9.1 The validity construction and performance of this Agreement shall be governed by

         English law.

9.2 All disputes, claims or proceedings between the parties relating to the validity construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England to which the parties hereto irrevocably submit. Each of the parties irrevocably consents to the award or grant of any relief in any such proceedings before the High Court of Justice in England. Either party shall have the right to take proceedings in any other jurisdiction for the purposes of enforcing a judgement or order obtained from the High Court of Justice in England.

9.3 The Vendor hereby authorises and appoints Eversheds of Holland Court The Close Norwich NR1 4DX or such other firm of solicitors in England and Wales, as he may designate by written notice to the Purchaser to accept service of all notices and legal process arising out of or connected with this Agreement and service on such person (or such substitute) shall be deemed to be service on the Vendor. The Vendor undertakes not to revoke the appointment without having first appointed an appropriate alternative agent.

IN WITNESS whereof this agreement has been executed as a deed the day and year first written.

                                   SCHEDULE 1

                      Agreements referred to in Clause 3.1



----------------------------------- ------------------------------------- ------------------------------------
             Date                                  Party                            Subject Matter
----------------------------------- ------------------------------------- ------------------------------------
                                    Volkswagen Finance                    Hire Purchase Agreement for VW 800
                                                                          van
----------------------------------- ------------------------------------- ------------------------------------
25.6.96                             Vauxhall Finance No. 7540200          Hire Purchase Agreement for
                                                                          Astravan
----------------------------------- ------------------------------------- ------------------------------------
                                    NWS Bank plc                          Hire Purchase of a milling machine
                                                                          - Matsuura MAM700HF
----------------------------------- ------------------------------------- ------------------------------------
                                    Lombard North Central plc             Lease Purchase Agreement in
                                                                          respect of Vacu-Blast automatic
                                                                          gear peening machine
----------------------------------- ------------------------------------- ------------------------------------
                                    Bank of Ireland                       Purchase Plan Agreement in respect
                                                                          of Robofil wire eroder
----------------------------------- ------------------------------------- ------------------------------------
28.11.96                            NWS Bank plc                          Purchase Plan Agreement in respect
                                                                          of Matsuura 510 VF vertical
                                                                          machining centre
----------------------------------- ------------------------------------- ------------------------------------
28.1.97                             NWS Bank plc                          Purchase Plan Agreement in respect
                                                                          of Matsuura ME600 VF machining
                                                                          centre
----------------------------------- ------------------------------------- ------------------------------------
9.4.98                              Lombard North Central plc             Lease Purchase Agreement in respect
                                                                          of 3 Hitachi Seiki VM 40111 vertical
                                                                          machining centres
----------------------------------- ------------------------------------- ------------------------------------
15.5.98                             Lombard North Central plc             Purchase Agreement in respect of 2
                                                                          Studer cylindrical grinding machines
----------------------------------- ------------------------------------- ------------------------------------
10.9.97                             Bank of Ireland                       5 Hitachi Seiki HT R3 CNC turning
                                                                          lathes
----------------------------------- ------------------------------------- ------------------------------------
                                    Close Asset Finance                   Agreement in respect of Pfauter NC
                                                                          PSA 150 gear shaping machine
----------------------------------- ------------------------------------- ------------------------------------

                                   SCHEDULE 2

                           Details of group companies


PART 1: THE COMPANY    PRINCETOWN HOLDINGS LIMITED

Place of incorporation: British Virgin Islands

Registered number: 7034

Date of incorporation: 6th May 1989

Share capital:

         Authorised US$50,000 divided into 50,000 shares of US$1 each, 40,000 of which to be issued as registered shares and 10,000 as bearer shares

         Issued     One Bearer share

Registered office:  P O Box 3186, Road Town, Tortola, British Virgin Islands

Registered Agent:   Havelet Trust Company (BVI) Limited

Directors:   Christiaan Detlev Knauf
             Kay Swart

Shares held by Company: 400, 000 ordinary shares of (pound) 1 each in the Operating Company

PART 2: THE SUBSIDIARY OF THE COMPANY    GEMINI TRANSMISSIONS LIMITED

Place of incorporation: England and Wales

Company number:  02643620

Date of incorporation: 6 September 1991

Share capital:
         Authorised  (pound) 500,000 divided into Ordinary (pound) 1 shares
         Issued              400,000

Sole member: the Company

Registered office:   St Paul's House, Warwick Lane, London EC4P 4BN

Directors:   Andre Albertus Verwey and Dorothy Colleen Verwey

Secretary:   Cornhill Secretaries Ltd

                                   SCHEDULE 3
                                   Warranties

1        CORPORATE MATTERS

1.1 The information relating to the Group Companies contained in Schedule 2 is true and complete in all respects.

1.2 The Share constitutes the whole of the issued and allotted share capital of the Company.

1.3 The Company is the sole beneficial owner of all the issued shares of the Operating Company.

1.4 There are no agreements or arrangements in force, other than this agreement, which grant to any person the right to call for the issue, allotment or transfer of any share or loan capital of any Group Company.

1.5 The register of members and other statutory books of each Group Company have been properly kept and contain an accurate and complete record of the matters with which they should deal; and no notice or allegation, that any of them is incorrect or should be rectified, has been received.

1.6 All returns, particulars, resolutions and documents required to be filed with the Registrar of Companies (whether in the British Virgin Islands or the United Kingdom) in respect of each Group Company have been duly filed and were correct.

1.7 The copy of the memorandum and articles of association of each Group Company attached to the Disclosure Letter is accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is referred to in the Section 380, Companies Act 1985/required under the law of the British Virgin Islands to be filed at the Registry of Companies or so annexed.

1.8 Each Group Company has been duly incorporated and is not and has never been in receivership administration or liquidation and is not insolvent within (in the case of the Operating Company) the meaning of Section 123 of the Insolvency Act 1986 and the Vendor, having made all due enquiry, is not aware of circumstances whereby any Group Company is likely to be placed in receivership, administration or liquidation.

1.9 Since incorporation the Company has not carried out any trade or business other than to acquire and hold the Share in the Operating Company.

2        ACCOUNTING MATTERS RELATING TO THE OPERATING COMPANY

2.1 The Last Accounts have been prepared in accordance with the historical cost convention; and the bases and policies of accounting, adopted for the purpose of preparing the Last Accounts, are the same as those adopted in preparing the audited accounts of the Operating Company in respect of the three last preceding accounting periods.

2.2      The Last Accounts:

         2.2.1 give a true and fair view of the assets, liabilities (including, to the extent reasonable, contingent, unquantified or disputed liabilities) and commitments of the Operating Company at the Last Accounts Date and its profits for the financial period ended on that date;

         2.2.2 comply with the requirements of the Companies Acts and other relevant statutes;

         2.2.3 comply with all current FRSs applicable to a United Kingdom company;

         2.2.4 are not affected by any extraordinary, exceptional or non-recurring item;

         2.2.5 properly reflect the financial position of the Operating Company as at their date.

2.3 All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Operating Company are in its possession and have been fully properly and accurately maintained.

2.4 In the Last Accounts the aggregate value attributed to the fixed assets of the Operating Company (other than computer hardware or other information technology items) does not exceed the aggregate market value of such items as at the Last Accounts Date.

2.5 In the Last Accounts the profits shown have not (save as disclosed therein) been affected by any extraordinary or exceptional event or circumstance rendering such profits unusually high or low.

2.6 In the Last Account the rate of depreciation applied in respect of each of the assets of the Operating Company is sufficient to write down the value of such asset to nil not later than at the end of its useful working life.

2.7 In the Last Accounts the stock in trade and work in progress has been valued in accordance with SSAP 9 and on a consistent basis with that adopted for the accounts in respect of the three financial years prior to the year to which the Last Accounts relate and the value of redundant, obsolete, deteriorated, slow moving or unsaleable stock materials or merchandise has been fully written down or full provision made therefor.


3        FINANCIAL MATTERS

3.1 No Group Company had any capital commitments outstanding at the Last Accounts Date and no Group Company has, since then, incurred or agreed to incur any capital expenditure or commitments or disposed of any capital assets for an aggregate value greater than (pound) 50,000.

3.2 Since the Last Accounts Date no Group Company has paid or declared any dividend or made any other payment which is, or is treated as, a distribution for the purposes of ICTA Part VI Chapter II.

3.3 No Group Company has, since the Last Accounts Date, repaid, or become liable to repay, any indebtedness in advance of its stated maturity.

3.4 There are no liabilities (including contingent liabilities) which are outstanding on the part of any Group Company other than those liabilities disclosed in the Last Accounts or incurred, in the normal course of trading, since the Last Accounts Date.

3.5 Summary details of the existing borrowing facilities are set out in the Disclosure Letter.

3.6 None of the facilities available to any Group Company is dependent on the guarantee or indemnity of, or any security provided by, a third party other than another Group Company.

3.7 The amounts now due from debtors of the Operating Company will be recoverable in full in the normal course of business, and in any event not later than six months from the date of this agreement.

3.8 No part of the amounts included in the Last Accounts as owing by any debtors remains unpaid or has been released on terms that any debtor pays less than the full book value of his debt.

3.9 Since the Last Accounts Date, there are no amounts owing by any Group Company which have been due for more than ninety days.

3.10 No guarantee, or agreement for indemnity or for suretyship, given by, or for the accommodation of, Group Company is outstanding.

4        TAXATION MATTERS

4.1 The Last Accounts make full provision or reserve for all Taxation (including deferred Taxation) which is liable to be or could be assessed on each Group Company, or for which it may be accountable, in respect of the period ended on the Last Accounts Date.

4.2 All returns, computations and payments which should be, or should have been, made by any Group Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with the Inland Revenue or other Taxation authorities.

4.3 Each Group Company has duly deducted and accounted for all amounts which it has been obliged to deduct in respect of Taxation and, in particular, has properly operated the PAYE system, by deducting tax, as required by law, from all payments made, or treated as made, to its employees or former employees, and accounting to the Inland Revenue for all tax so deducted and for all tax chargeable on benefits provided for its employees or former employees.

4.4 No Group Company is, or will become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person (not being a Group Company) to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to the date of this agreement.

4.5 No Group Company has, since the Last Accounts Date, incurred or is, or has become, liable to incur after that Date expenditure which will not be wholly deductible in computing its taxable profits except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade, details of which are set out in the Disclosure Letter.

4.6 No Group Company has, since the Last Accounts Date, made or agreed to make, otherwise than to or from another Group Company a surrender of, or claim for, group relief under ICTA Part X Chapter IV (Group relief) or is liable to make or entitled to receive a payment for group relief otherwise than to or from another Group Company.

4.7 The execution or completion of this agreement will not result in any profit or gain deemed to accrue to a Group Company for Taxation purposes.

4.8 No Group Company has in the past six years carried out, or been engaged in, any transaction or arrangement in respect of which there may be substituted for the consideration given or received by such Company a different consideration for Taxation purposes.

4.9 The Operating Company has duly registered and is a taxable person for the purposes of value added tax and has not applied for treatment and is not treated as a member of a group.

5        TRADING MATTERS

5.1 Since the Last Accounts Date the business of each Group Company has been continued in the ordinary and normal course, and there has been no deterioration in its turnover, or its financial or trading position.

5.2 No Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

5.3 No Group Company is engaged in any litigation or arbitration proceedings, as plaintiff or defendant; so far as the Vendor is aware there are no proceedings pending or threatened, either by or against any Group Company; and so far as the Vendor is aware there are no circumstances which are likely to give rise to any litigation or arbitration.

5.4 There is no dispute with any revenue or other official department in the United Kingdom or elsewhere, in relation to the affairs of any Group Company, and so far as the vendor is aware there are no facts which may give rise to any dispute.

5.5 There are no claims pending or threatened, against any Group Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

5.6 Each Group Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations, whether of the United Kingdom or elsewhere.

5.7      No power of attorney given by any Group Company is in force.

5.8 There are no outstanding authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of a Group Company.

5.9 The Disclosure Letter contains summary particulars of all subsisting contracts with a value of more than (pound) 10,000 to which any Group Company is a party at the date of this agreement.

5.10 No Group Company is or will with the lapse of time become in default in respect of any obligation or restriction.

5.11 No Group Company has manufactured, sold or supplied products which are, or were, or will become, in any material respect faulty or defective, or which do not comply in any material respect with any warranties or representations, expressly or impliedly made by it, or with all applicable regulations, standards and requirements in respect thereof.

5.12 No Group Company is subject to any liability or obligation (save as may be implied by law) to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods that have been, or are hereafter delivered by it.

5.13 No Group Company is a party to, and its profits or financial position during the past three years have not been affected by, any contract or arrangement which is not of an entirely arm's length nature.

5.14 There is no unfulfilled or unsatisfied judgement or court order, distress, execution or other process outstanding against any Group Company.

5.15 All necessary regulatory approvals, certificates, licences, consents, permits and authorisations have been obtained by and are in the possession of each Group Company to enable that Company to carry on its business effectively in the places and manner in which such business is carried on and all such approvals, certificates, licences, consents, permits and authorisations are valid and subsisting and there is no reason so far as the Vendor is aware why any of them should be restricted, varied, suspended, cancelled or revoked in any way.

5.16 None of the activities or contracts of any Group Company is ultra vires and no Group Company has entered into any transaction which may be voidable at the instance of any party.

5.17 So far as the vendor is aware, the Operating Company has not in the three years preceding the date hereof lost any major supplier or customer.

5.18 All returns and all relevant information in connection with each Group Company and its business which is appropriate or required to be supplied or which have been requested have been supplied to all relevant governmental bodies or local or regulatory authorities (including the Revenue, Customs and Excise, Department of Employment Department of Health and Social Security and Department of Trade and Industry) and all such were complete and accurate in all material respects.


5.19     Since the Last Accounts Date:-

         5.19.1 No Group Company has disposed of any asset (including trading stock) or made any supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply is less than the consideration which could be deemed to have been received for the purposes of Taxation.

         5.19.2 No event has occurred which gives rise to a liability of a Group Company to Taxation on deemed (as opposed to actual) income, profits or gains or which results in that Company becoming liable to pay or bear a liability to Taxation directly or primarily chargeable against or attributable to another person.

         5.19.3 No Group Company has surrendered or claimed any ACT under Chapter V Taxes Act or any losses by way of group relief under the Taxes Act.

5.20     The Operating Company has since the Last Accounts Date:-

         5.20.1 not introduced any new system or method of operation financing or management in respect of its business assets or undertaking;

         5.20.2 not made any changes in accounting principles or rates or bases of depreciation from those used in the Last Accounts;

         5.20.3 not become liable or likely to have to refund in whole or in part any grant or subsidy of whatever nature, or to repay any advance ahead of its due date for repayment, or to lose the benefit of any financial concession or investment or development or research grant or to repay in whole or in part any government or local authority loan;

         5.20.4 not borrowed or lent any money which has not been repaid nor increased any secured liability nor (except in the ordinary course of its trading and for full value) incurred or entered into any other liability transaction or contract.

6        PROPERTY MATTERS

6.1 The Operating Company will at completion have good and marketable leasehold interests to all of the Properties, which comprise all the estate or interest of the Group Companies in any land or premises. Particulars of the Properties and leasehold interests are set out in
         Schedule 5.

6.2 There is no option, or agreement for sale, mortgage (whether specific or floating), charge, lien, lease agreement or lease, overriding interest, condition, restrictive covenant, easement or other encumbrance in respect of any of the Properties.

6.3 The Properties are not subject to the payment of any outgoings (except business and water rates).

6.4 The Group Companies have duly and punctually performed and observed all covenants, conditions, agreements, statutory requirements, planning consents, bye-laws, orders and regulations affecting any of the Properties, and no notice of any breach of any such matter has been received.

6.5 The use of each of the Properties is the permitted use for the purposes of the Town and Country Planning Act 1990.

6.6 There are no compulsory purchase notices, orders or resolutions affecting any of the Properties.

6.7 The Operating Company does not occupy any land and does not require any land for its business outside of the boundaries of the Properties.

6.8 No Group Company has ever held any interest in land other than the Properties.

7        EMPLOYMENT MATTERS

7.1 Full particulars of the identities, dates of commencement of employment, or appointment to office, and standard form terms and conditions of employment of all the employees and officers of each Group Company, including without limitation profit sharing, commission or discretionary bonus arrangements, are fully and accurately set out in the Disclosure Letter.

7.2 Since the Last Accounts Date or (where employment or holding of office commenced after that date) since the commencing date of the employment or holding of office, no change has been made in the rate of remuneration, emoluments or pension benefits, of any officer, ex-officer or senior executive of any Group Company (a senior executive being a person in receipt of remuneration in excess of (pound) 25,000 per annum).

7.3 No Group Company is bound or accustomed to pay any moneys other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee of any Group Company.

7.4 No Group Company is under any legal or moral liability or obligation, or a party to any ex-gratia arrangement or promise, to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide 'relevant benefits' within the meaning of ICTA s 612, to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to, or binding on, any Group Company or to which any Group Company contributes.

7.5 No Group Company has entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition.

8        ASSET MATTERS

8.1 The Group Companies owned at the Last Accounts Date, and had good and marketable title to, all the assets included in the Last Accounts, and (except for current assets subsequently sold or realised in the normal course of business) still own and have good and marketable title to them and to all assets acquired since the Last Accounts Date.

8.2 The Operating Company had good and marketable title to the stock of raw materials, work in progress, finished goods, tooling, plant and machinery counted in the stock take as at 31 August 1998 and referred to in Schedule 7 (the "Stock") and (except for current assets subsequently sold or realised in the normal course of business) still owns and has good and marketable title to them.

8.3 The Stock is at least adequate in relation to the current trading requirements of the businesses of the Group Companies; and none of the Stock is obsolete. or of limited value in relation to current technology and the current business of any Group Company; and no contracts are outstanding which are likely to result in the foregoing not being true.

8.4 The Stock is in good condition and is capable of being sold by it, in the normal course of its business.

8.5 The plant, machinery, equipment, vehicles and other equipment of a written down value of (pound) 20,000 or more used in connection with the business of each Group Company:

         8.5.1 are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained;

         8.5.2 are its absolute property, save for those items the subject of the hire purchase, leasing or rental agreements listed in the Disclosure Letter, or in respect of which the outstanding payments do not exceed (pound) 1,000;

         8.5.3 are not expected to require replacements or additions at a cost in excess of (pound) 5,000 within the next six months;

         8.5.4 are all capable, and (subject to normal wear and tear) will remain capable, throughout the respective periods of time during which they are each written down to a nil value in the accounts of the Group Companies (in accordance with normal recognised accounting principles), of doing the work for which they were designed or purchased.

8.6 All the stock-in-trade of each Group Company, and those of its other assets and undertakings which are of an insurable nature, are up until completion insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it.

8.7 Each Group Company is adequately covered up until Completion against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same business as that carried on by it.

8.8 All insurances are currently in full force and effect, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium.

8.9 No claim is outstanding, or may be made, under any of the insurance policies and no circumstances exist which are likely to give rise to a claim.

9        GENERAL MATTERS

9.1 No investigations or enquiries by or on behalf of any governmental or other body in respect of the affairs of any Group Company are pending or taking place.

9.2 Full details of all grants subsidies or financial assistance which the Operating Company has received from any governmental department or agency are set out in the Disclosure Letter.

10       INTELLECTUAL PROPERTY RIGHTS AND TRADE SECRETS

10.1 All Intellectual Property Rights required by any Group Company in connection with its business are in full force and effect and are vested in and beneficially owned by it and no such right is being used, claimed, opposed or attached by any other person.

10.2 No express right or licence has been granted to any person by any Group Company to use in any manner or to do anything which would or might otherwise infringe any of the Intellectual Property Rights referred to above; and so far as the vendor is aware, no act has been done or omission permitted by any Group Company whereby they or any of them have ceased or might cease to be valid and enforceable.

10.3 The business of the Operating Company as now carried on does not and is not likely to infringe any Intellectual Property Right of any other person (or would not do so if the same were valid) or give rise to a liability to pay compensation pursuant to the Patents Act 1977 Sections 40 and 41 and all licences to any Group Company in respect of any such right are in full force and effect.

10.4 No Group Company has (otherwise than in the normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

10.5 No Group Company is subject to any secrecy agreement or agreement which may restrict the use of disclosure of information.

10.6 Nothing has been done or omitted by any Group Company which would enable any licensee under a licence granted by a Group Company to be terminated or which in any way constitutes a breach of the terms of any licence.

11       COMPUTERS AND DATA PROTECTION

11.1     All Relevant Computer Hardware

         11.1.1 are (save for software licensed to that Company) under the Operating Company's sole control and are not shared with or used by or on behalf of or accessible by any other person;

         11.1.2 have so far as the Vendor is aware adequate capacity for that Company's present and reasonably foreseeable future needs;

         11.1.3 are in full operating order and are fulfilling the purposes for which they were acquired;

11.2     With regard to all the software comprising Relevant Computer Hardware:-

         11.2.1 in the case of software written or commissioned by a Group Company, the copyright therein is owned exclusively by that Company, no other person has rights in such software or rights to use or copies of the software or source codes and complete written listings and written copies of the source codes for the software are held by that Company;

         11.2.2 in the case of standard packaged software "purchased outright", the use thereof is licensed to that Company on an express or implied licence which does not require that Company to make any further payments, is not terminable without the consent of that Company and which imposes no material restrictions (save as to copying) on the use or transfer of the software;

         11.2.3 in the case of all other software the use thereof is licensed to that Company on the terms of a written licence or licences.

11.3 All records and data stored by each Group Company by electronic or magnetic means are capable of ready access through the present computer systems of that Company.

11.4 The Operating Company is registered under and has complied with the provisions of the Data Protection Act 1984 and has received no intimation from the Data Protection Registrar that he requires any changes in the storage or use of such information by the Operating Company.

11.5 So far as the Vendor is aware neither the performance nor the functionality of Relevant Computer Hardware will be materially adversely affected by the advent of the year 2000 and subsequent dates and in particular Relevant Computer Hardware provides for and correctly recognizes and will function accurately in relation to all past and future dates for both the 20th and 21st centuries.

                                   SCHEDULE 4

                                Deed of indemnity

Date:                        19

Parties:

1 'The Covenantor': BONRAD LIMITED (incorporated under the laws of the British Virgin Islands and registered under number 280483) whose registered office is at Akara Building, 24 De Castro Street, Wickhams Cay 1, PO Box 3136,Road Town, Tortola, British Virgin Islands

2 'The Company': Princetown Holdings Limited (incorporated under the laws of the British Virgin Islands and registered under number 7034 whose registered office is at P O Box 3186, Road Town, Tortola, British Virgin Islands on behalf of itself and the Operating Company.

3 'The Purchaser': Reynard Motorsport Limited (incorporated under the laws of England and Wales and registered under number 2843803 ) whose registered office is at Reynard Centre Telford Road Bicester OX6 0UY

Recital:

This deed is entered into pursuant to an agreement made between the Covenantor
(1) and the Purchaser' (2) relating to the sale of all the share capital of the Company ('the Agreement').

Operative provisions

1        DEFINITIONS

In this deed the meanings of 'GROUP COMPANIES', 'OPERATING COMPANY' 'THE LAST ACCOUNTS', 'THE LAST ACCOUNTS DATE' and 'TAXATION' shall be the same as in the Agreement.

2        INDEMNITY

2.1 Subject as provided below, the Covenantor covenants with the Purchaser to pay to the Purchaser an amount equal to:-

         2.1.1 any liability on the Group Companies or any of them for Taxation which arises wholly or partly in respect of, or in consequence of, any acts, omissions or transactions occurring or entered into on, or before, the date of this deed or which results from, or is calculated by reference to, any income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued, on or before that date;

         2.1.2 any liability on the Company to the extent that it arises in consequence of any acts omissions or transactions occurring or entered into prior to execution of this deed;

         2.1.3 Any liability on the Operating Company towards the South African Exchange Control or other South African governmental authority to the extent that it arises out of the financing of and acquisition of assets by the Operating Company prior to execution of this deed.

         2.1.4 any resultant costs and expenses reasonably incurred by the Purchaser or the Group Companies in connection with any liability in respect of which the Covenantor is liable under paragraph 2.1.1, 2.1.2 or 2.1.3.


3        EXCLUSIONS

3.1 The indemnity in clause 2.1 shall not apply to any liability to the extent that:-

         3.1.1 either an appropriate provision or reserve in respect of the liability was made in the Last Accounts or the liability was specifically referred to and quantified in the notes to those Accounts;

         3.1.2 the Operating Company is, or may become, liable wholly, or primarily, as a result of transactions (not including distributions) in the normal course of its business after the Last Accounts Date;

         3.1.3 the liability arises as a result only of the appropriate provision or reserve in the Last Accounts being insufficient by reason of any increase in rates of Taxation made after the date of the Agreement.

         3.1.4 such liability to Taxation arises as a result of an adjustment to the taxable profits of the Operating Company in respect of a period ended on or before the Accounts Date which after a deduction of the liability to Taxation in respect of that adjustment results in an increase in the net asset value of that company;

         3.1.5 such liability to Taxation arises or results from or as a consequence of any change after Completion or for the purposes of preparing the 1998 Accounts in accounting policy or the basis upon which the Operating Company values its assets;

         3.1.6 such liability to Taxation relates to any fine, penalty, surcharge or interest arising by reason of any failure or delay on the part of the Operating Company in paying over to the relevant tax authority any payment made hereunder by the Covenantor or in keeping, preserving, maintaining or submitting any account records from return or computation after Completion;

         3.1.7 such liability to Taxation would not have risen or would have been reduced but for a failure or omission on the part of the Purchaser or the Operating Company to make any election or claim any relief the making or claiming of which was taken into account in computing the provision or reserve for tax in the Last Accounts and was disclosed to the Purchaser prior to Completion;

         3.1.8 such liability to Taxation arises by reason of a voluntary disclaimer by the Operating Company after Completion of the whole or any part of any allowance to which it is entitled under Part II of the Capital Allowances Act 1990 or by reason of the revocation by the Operating Company after Completion of any claim for relief made (whether provisionally or otherwise) prior to Completion;

         3.1.9 such liability to Taxation would not have arisen but for a cessation of or any change in the nature or conduct of any trade carried on by the Operating Company being a cessation or change occurring on or after Completion;

         3.1.10 such liability to Taxation arises or is increased as a consequence of any failure by the Purchaser or the Operating Company to comply with any of their respective obligations under the terms of this Deed;

         3.1.11 such liability to Taxation or other liability would not have arisen but for a voluntary act, transaction or omission of the Operating Company after Completion:-

                  3.1.11.1 otherwise than pursuant to a legally binding obligation entered into by the Operating Company on or before Completion or imposed on the Operating Company by any legislation whether coming into force before, on or after Completion; and

                  3.1.11.2 which the Purchaser was aware or ought reasonably to have been aware would give rise to the liability to Taxation in question; and

                  3.1.11.3 otherwise than in the ordinary course of business of the Operating Company.

         3.1.12 For the purposes of Clause 3.1.11.3 none of the following will be regarded as an event occurring in the ordinary course of business of the Operating Company:-

                  3.1.12.1 the disposal or acquisition of any asset (including trading stock) or the supply or obtaining of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) in circumstances where the consideration (if any) actually received or given for such disposal, acquisition, supply or obtaining is different from the consideration deemed to have been received or given for any Taxation purpose;

                  3.1.12.2 any event which gives rise to a liability to Taxation in respect of deemed (as opposed to actual) income, profits or gains;

                  3.1.12.3 the Operating Company ceasing, or being deemed to cease, to be a member of any group of companies or associated with any other company for any Taxation purpose;

                  3.1.12.4 the creation, cancellation or reorganisation of any share or loan capital of the Operating Company;

                  3.1.12.5 the failure by the Operating Company to deduct or account for any Taxation; or

                  3.1.12.6 any Event which gives rise to any fine, penalty, surcharge, interest or other imposition relating to Taxation.

3.2 Where the Purchaser or the Operating Company is entitled to recover from some other person any sum in respect of any matter or event which could give rise to a claim under this Deed, the purchaser will (or will procure that the Operating Company will), provided that the Covenantor indemnifies and secures the Operating Company and the Purchaser to the reasonable satisfaction of the Purchaser against all losses, costs, damages and expenses which may be incurred thereby, take reasonable steps to recover that sum provided that the taking of such steps shall not be a condition precedent to the Covenantor's liability in respect of such claim, and any sum recovered (less the cost of such recovery) will reduce the amount of such claim (and, in the event of the recovery being delayed until after such claim has been satisfied by the Covenantor, the lesser of the sum recovered and the amount paid by the Covenantor in satisfaction of such claim, will be paid to the Covenantor (after deduction of all reasonable costs and expenses of such recovery);

3.3 Payment of any claim shall to the extent of such payment satisfy and preclude any other claim which is capable of being made in respect of the same subject matter.

3.4 The provision of clauses 2.1, 2.2, 2.3, 2.4 and 2.7 of Schedule 6 shall be deemed to be incorporated in this clause 3 of Schedule 4 but so that the materiality limits in clauses 2.1 and 2.2 of Schedule 6 shall not operate twice.

4.       RECOVERY FROM OTHER PERSONS

4.1 If the Operating Company recovers from any other person (including any Taxation authority but excluding the Purchaser), any amount which is referable to a liability to Taxation or other liability of the Operating Company in respect of which the Covenantor has made a payment under Clause 2, the Purchaser will repay to the Covenantor the lesser of:-

         4.1.1 the amount so recovered (less any losses, costs, damages and expenses incurred by the Operating Company, the Purchaser or any other member of the same group of companies as the Purchaser as a result of the recovery of that amount); and

         4.1.2 the amount paid by the Covenantor under Clause 2 in respect of the liability to Taxation or other liability in question less any part of such amount previously repaid to the Covenantor under any provision of this agreement or otherwise. If the Purchaser becomes aware that the Operating Company is entitled to recover any amount mentioned in Clause 4.1, the Purchaser will as soon as reasonably practicable give notice of that fact to the Covenantor, and provided that the Covenantor indemnifies and secures the Operating Company, the Purchaser and all other members of the same group of companies as the Purchaser to the reasonable satisfaction of the Purchaser against all losses, costs, damages and expenses which may be incurred thereby, the Purchaser will procure that the Operating Company, at the Covenantor's cost and expense, takes such action as the Covenantor may reasonably and promptly request to effect such recovery.


5        CONDUCT OF CLAIMS

5.1 The Purchaser or the Operating Company on behalf of the Purchaser shall notify the Covenantor in writing of any information which comes to its notice, whereby it appears that the Covenantor is, or may become, liable under this deed.

5.2 Subject to clause 5.3, the Purchaser shall, at the expense of the Covenantor, take or procure each other Group Company to take such action, to contest any claim which could give rise to a liability under this deed, as the Covenantor may reasonably require.

5.3 The Covenantor shall, at the request of the Purchaser, provide, to the reasonable satisfaction of the Purchaser, security or indemnities, or both, in respect of all the costs and expenses of any action taken pursuant to clause 5.2.


6        GENERAL

6.1 This deed shall be binding on the Covenantor and his personal representatives.

6.2 The provisions of the Agreement relating to communications shall apply to any communication to be given under, or in connection with, this deed.

6.3 The construction, validity and performance of this deed shall be governed by the laws of England and each party consents to the non-exclusive jurisdiction of the English courts.

IN WITNESS whereof this deed has been executed by the parties on the day and year first written

THE Common Seal of  BONRAD
LIMITED was affixed in
the presence of                                   ..............................
                                                  Director


                                                  ..............................
                                                  Secretary


THE Common Seal of PRINCETOWN
HOLDINGS LIMITED was affixed in
the presence of                                   ..............................
                                                  Director


                                                  ..............................
                                                  Secretary


SIGNED as a deed for and on behalf of
REYNARD MOTORSPORT LIMITED
acting by                                         ..............................
                                                  Director


                                                  ..............................
                                                  Secretary

                                   SCHEDULE 5

                       Short particulars of the properties


Units B and D, Nigel Court, Buckingham Road Industrial Estate, Brackley, to be held prior to completion under a good and marketable lease or leases:-

For the term of 12 years from 1 September 1998
At the aggregate annual rent of (pound) 90,000
Subject to upward rent reviews as at 1 September 2003 and 1 September 2008 Full repairing and insuring by tenant
Tenants break at 1 September 2003

                                   SCHEDULE 6

                             LIMITATION OF LIABILITY

1. In this schedule "the Vendor" means the Vendor in his capacity as such and also as Covenantor under the Deed of Indemnity and "claim" means any claim which would (but for the provisions of this Schedule) be capable of being made against the Vendor in respect of any liability for breach of the representations, warranties, undertakings and covenants given under clause 6 and Schedule 3 of this Agreement and/or under the Deed of Indemnity.

2. Notwithstanding the provisions of this Agreement and of the Deed of Indemnity:-

2.1 the aggregate liability of the Vendor in respect of all claims shall be limited to (pound) 8,653,000.

2.2 the Vendor will be under no liability save by set off at Completion in respect of any claim where the amount for which the Vendor would be liable under such claims is less than (pound) 10,000; the Vendor will nevertheless be liable for the whole of any claim exceeding (pound) 10,000;

2.3 The Vendor will be under no liability in respect of any claim unless the amount of the liability in respect of such claim is (when aggregated with the liability in respect of any other such claim made by the Purchaser) in excess of (pound) 70,000, in which event the Purchaser shall be entitled to claim the whole amount of such claim and not merely the excess;

2.4 the Vendor will be under no liability in respect of any claim unless written particulars of the claim (giving full details of the specific matter in respect of which such claim is made) shall have been given to the Vendor by 30 June 2001 and unless legal proceedings in respect of such claim are commenced and served upon the Vendor within six months after such written particulars have been given to the Vendor;

2.5      the Vendor will have no liability in respect of any claim:-

         2.5.1 to the extent that it arises or is increased as a result of an increase in rates of Taxation after the Last Accounts Date, or the passing of any legislation (or making of any subordinate legislation with retrospective effect, or any provision or reserve in the Last Accounts being insufficient by reason of any increase in rates of Taxation after the Last Accounts Date;

         2.5.2 if it would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser or the Company or any Group Company or any of their respective agents or successors in title outside the ordinary course of business;

         2.5.3 to the extent that it relates to any loss for which the Purchaser or the Company or any Group Company is indemnified by insurance, or for which it would have been so indemnified if at the relevant time there had been maintained valid and adequate insurance cover of a type in force in relation to the Company or any Group Company at the date of this Agreement;

         2.5.4    to the extent that it relates to:-

                  2.5.4.1 any matter specifically provided for, or included as a liability or disclosed, in the Last Accounts; or

                  2.5.4.2 any liability for Taxation arising out of transactions ( not including distributions ) in the normal course of business of the Company or any Group Company after the Last Accounts Date;

         2.5.5 to the extent that it arises as a result of any change in the accounting policy or practice or in the accounting reference date of the Company and any Group Company after Completion or of any change in the basis upon which the Operating Company values its assets for the purposes of the 1998 Accounts;

         2.5.6 to the extent that the amount of the claim corresponds to an increase in the value of the assets of the Purchaser or the Company or any Group Company resulting from the reduction in its liability to Taxation;

2.6 in calculating the liability of the Vendor in respect of any claim, credit will be given to the Vendor to the extent of:-

         2.6.1    any understatement of the value of assets in the Last
                  Accounts;

         2.6.2    any overstatement of the value of liabilities in the Last
                  Accounts;

         2.6.3 the amount by which the position of the Company or the Group Companies (taken as a whole) in respect of any other matter is established to be better than as warranted or undertaken by the Vendor;

2.7 Payment of any claim shall to the extent of such payment satisfy and preclude any other claim which is capable of being made in respect of the same subject matter;

2.8 In assessing any damages or compensation payable by the Vendor the value of the Company shall not be taken as exceeding the Consideration payable in accordance with Clause 3 of this agreement.

2.9 Where the Purchaser or the Company or the Operating Company is entitled to recover from some other person any sum in respect of any matter or event which could give rise to a claim, the Purchaser will (or will procure that the Company will) take all reasonable steps to recover that sum before making such claim, and any sum recovered will reduce the amount of such claim (and in the event of recovery being delayed until after such claim has been satisfied by the Vendor, the sum recovered will be paid to the Vendor, after deduction of all reasonable costs and expenses of the recovery).

3. Upon the Purchaser becoming aware that matters have arisen which will or are likely to give rise to a claim, the Purchaser will:-

3.1 as soon as is practicable notify the Vendor in writing of the potential claim and of the matters which will or are likely to give rise to such a claim;

3.2 not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential claim without prior consultation with the Vendor;

3.3 at all times disclose in writing to the Vendor all information and documents relating to the potential claim or the matters which will or are likely to give rise to such claim and, if requested by the Vendor, give the Vendor and his professional advisers reasonable access to the personnel of the Purchaser and/or the Company or the Operating Company as the case may be and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Purchaser and/or the Company or the Operating Company to enable the Vendor and his professional advisers to interview such personnel, and to examine such claim, premises, chattels, accounts, documents and records and to take copies or photographs thereof at his own expense; and

3.4 take such action as the Vendor may reasonably require at the Vendor's cost (including the appointment of solicitors nominated by the Vendor) to avoid, resist, contest or compromise the potential claim or the matters which will or are likely to give rise to such claim.

4. Nothing herein shall in any way diminish the Purchaser's or the Company's or the Operating Company's common law duty to mitigate its loss.

5. If any potential claim shall arise by reason of a liability of the Company or the Operating Company which is contingent only, then the Vendor shall not be under any obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual but this shall not affect the validity of notice thereof given to the Vendor.

6. The Purchaser confirms to the Vendor that it is not aware at the date of this Agreement, after discussion with it's accountants and solicitors, of any matter or thing which in it's reasonable opinion will of itself or may of itself give rise to any claim provided that this paragraph will not affect any claims under clause 2.1.2 and or
         2.1.3 of the Deed of Indemnity.

7 If the Purchaser or the Company or the Operating Company is entitled to make a claim under Clause 6 of this agreement and under the Deed of Indemnity in respect of the same subject matter, such claim shall first be made under the said Clause 6 and any liability of the Vendor under the Deed of Indemnity shall be reduced to the extent of such claim.

8. The provisions of this Schedule apply notwithstanding any other provision of this Agreement or its Schedules to the contrary and will not cease to have effect in consequence of any rescission or termination by the Purchaser of any other provisions of this Agreement.

                                   SCHEDULE 7

                    Stock take documents as at 31 August 1998

                                   SCHEDULE 8
                                Service Agreement

The Common Seal of BONRAD
LIMITED was affixed in the presence of
                                                   .............................
                                                   Director


                                                   .............................
                                                   Secretary







SIGNED as a deed for and on behalf of
REYNARD MOTORSPORT LIMITED
acting by                                          .............................
                                                   Director


                                                   .............................
                                                   Secretary

EXECUTED AS A DEED by                       )
REYNARD MOTORSPORT LIMITED                  )
by                                          )




                Director


                Secretary/Director






SIGNED and DELIVERED as a Deed              )
by the said ANDRE ALBERTUS VERWEY           )
in the presence of:-                        )



Witness

Name
Address


Occupation